                                                            Exhibit 10.1









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                                    LOAN AGREEMENT

                              Dated as of June 13, 1997

                                       BETWEEN

                                BOSTON ACOUSTICS, INC.

                                         AND

                         STATE STREET BANK AND TRUST COMPANY


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


                                    LOAN AGREEMENT
                                    --------------

    THIS LOAN AGREEMENT is made as of June 13, 1997, between BOSTON ACOUSTICS, INC., a Massachusetts corporation (the "Borrower") having its principal place of business and chief executive office at 300 Jubilee Drive, Peabody, Massachusetts 01960, and STATE STREET BANK AND TRUST COMPANY (the "Lender"), a Massachusetts trust company with its head office at 225 Franklin Street, Boston, Massachusetts 02110.

    SECTION 1.  DEFINITIONS.
                -----------

    1.1  Definitions.  As used herein, the following terms shall have the
         -----------
following meanings:

    "Affiliate" means, with reference to any person, (including an individual, a corporation, a partnership, a trust, any trade or business and any governmental agency or instrumentality), (i) any director, officer or employee of that person, (ii) any other person controlling, controlled by or under direct or indirect common control of that person, (iii) any other person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that person and (iv) any other person with respect to which such person holds, directly or indirectly, 10% or more of any class of capital stock or other equity interests (including options, warrants, convertible securities and similar rights). For purposes of Section 5.1(v) hereof, "Affiliate" means, within the meaning of Section 414 of the Code, (i) any member of a controlled group of corporations which includes the Borrower, (ii) any trade or business, whether or not incorporated, under common control with the Borrower, (iii) any member of an affiliated service group which includes the Borrower, and (iv) any member of a group treated as a single employer by regulation.

    "Agreement" means this Loan Agreement, including the Exhibits hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.

    "Business Day" means any day on which the head office of the Lender is open for transactions of all of its normal and customary business, and with respect to Libor Loans, any day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market in which the Lender customarily participates.

    "Closing Date" means the first date on which all of the conditions set forth in Section 4 have been satisfied and any Loans are to be made hereunder.

    "Code" means the Internal Revenue Code of 1986 and the rules and regulations thereunder, as amended.

    "Default" means an event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

    "Encumbrances" shall have the meaning set forth in Section 5.6.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

    "Event of Default" shall have the meaning set forth in Section 6.1.

    "GAAP" means generally accepted accounting principles consistently applied.

    "Indebtedness" with respect to any person means and includes, without duplication, (i) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such person, (ii) the face amount of all banker's acceptances and of all letters of credit issued by any bank for the account of such person and all drafts drawn thereunder, (iii) the total amount of all indebtedness secured by any Encumbrance to which any property or asset of such person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (iv) the total amount of all indebtedness and obligations of others which such person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement
(a) to advance or supply funds to such other person to maintain working capital, equity capital, net worth or solvency, or (b) otherwise to assure or hold harmless such other person against loss in respect of its obligations.

    "Initial Financial Statement" shall have the meaning set forth in Section
3.5.

    "Insolvent" or "Insolvency" means that there shall have occurred one or more of the following events with respect to a person: death; dissolution; liquidation; termination of existence; "insolvent" or "insolvency" within the meaning of the United States Bankruptcy Code or other applicable statute; such person's inability to pay its debts as they come due or failure to have adequate capital to conduct its business; such person's failure to have assets having a fair saleable value net of any cost to dispose of such assets in excess of the amount required to pay the probable liability on its then existing debts (including unmatured, unliquidated and contingent debts); appointment of a receiver of any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors by or against such person, or the offering of a plan to creditors or such person for composition or extension, except for an involuntary proceeding commenced against such person which is dismissed within 45 days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

    "Interest Charges" means, for any period, without duplication, all interest and all amortization of debt discount and expense (including commitment fees and similar expenses) on any particular Indebtedness for which such calculations are being made, all as determined in accordance with GAAP.

    "Interest Period" means, as to any Libor Loan or Treasury Rate Loan, the period, the commencement and duration of which shall be determined in accordance with Section 2.4.1, provided that if any such Interest Period would otherwise end on a day which is not a Business Day for Libor Rate purposes, such Interest Period shall end on the Business Day next preceding or next succeeding such day as determined by the Lender in accordance with its usual practices and notified to the Borrower at the beginning of such Interest Period.

    "Letters of Credit" means letters of credit in the form customarily issued by the Lender as standby or documentary or commercial letters of credit, issued by the Lender at the request and for the account of the Borrower.

    "Libor Loan Rate" means an annual rate of interest for an Interest Period equal to the Libor Rate in effect on the first day of such Interest Period plus the fixed rate spread set forth below which is applicable to the Borrower on the day of any Notice of Borrowing or Conversion (based upon the Borrower's ratio of Total Liabilities to Tangible Net Worth on the last day of the fiscal quarter immediately preceding such Interest Period, as evidenced by the financial statements required to be delivered by the Borrower pursuant to Section 5.1(i), provided that the financial statements for the fiscal quarter ending March 31, 1997, on which the initial fixed rate spread is based, shall be adjusted to reflect the transactions evidenced by the Redemption Agreement on a pro forma basis):


     Total Liabilities/             Libor Loan
     Tangible Net Worth           Fixed Rate Spread
     ------------------           -----------------

     greater than 1.5 to 1.0            1.25%

     greater than 1.0 to 1.0
     but less than or equal
     to 1.5 to 1.0                      1.00%

     greater than 0.75 to 1.0
     but less than or equal
     to 1.0 to 1.0                      0.75%

     less than or equal to
     0.75 to 1.0                        0.50%


    "Libor Loans" means, in relation to any Interest Period, any portion of the principal amount of any Revolving Loans on which the Borrower elects pursuant to
Section 2.4 to pay interest at a rate determined by reference to the Libor Rate.

    "Libor Rate" means, with respect to any Interest Period, in the case of any Libor Loan, the annual rate of interest determined by the Lender, at or before 10:00 a.m. (Boston time) (or as soon thereafter as practicable) on the second Business Day prior to the first day of such Interest Period, to be the annual rate of interest at which deposits of U.S. dollars are offered to the Lender by prime banks in whatever London interbank market may be selected by the Lender in its sole discretion, acting in good faith, at or about the time of determination and in accordance with the usual practice in such market for delivery on the first day of such Interest Period in immediately available funds and having a maturity equal to such Interest Period in an amount equal (as nearly as may be) to the amount of such Libor Loan. Each such determination by the Lender shall be conclusive.

    "Loan" means a loan made to the Borrower by the Lender pursuant to Section 2 hereof, and "Loans" means all of such loans, collectively.

    "Loan Documents" means, collectively, this Agreement (including, without limitation, the agreements and other instruments listed or described in the Closing Checklist attached hereto as Exhibit E), the Note, the Letters of Credit (and all letter of credit applications relating thereto) and any other agreements, instruments or documents referred to herein or therein and/or delivered in connection herewith, and all schedules, exhibits and annexes thereto.

    "Maturity Date" means July 1, 2002.

    "Net Income" means the pre-tax gross revenues of the Borrower for the period in question, less all expenses and other proper charges, all determined in accordance with GAAP but in any event, excluding from Net Income (without duplication): (i) any gain or loss, amortization or deduction arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Lender; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) the net earnings of any business entity (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent such net earnings shall have actually been received by the Borrower or such Subsidiaries in the form of cash distributions; (iv) any gains or losses on the sale or other disposition of investments or fixed or capital assets; (v) the proceeds of any life insurance policy; (vi) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (vii) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

    "Note" means the Revolving Credit Note.

    "Notice of Borrowing, Continuation or Conversion" shall have the meaning set forth in Section 2.4.1.

    "Obligations" means any and all obligations of the Borrower to the Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money.

    "Participant" shall have the meaning set forth in Section 7.

    "Person" or "person" means any individual, corporation, limited liability company, partnership, limited liability partnership, trust, trade, business and governmental agency and instrumentality.

    "Plans" means, collectively, each "employee pension benefit plan" and each "employee welfare benefit Plan" (each as defined in ERISA) maintained by the Borrower.

    "Prime Rate" means the annual rate of interest announced by the Lender from time to time, at the principal office of the Lender, as its prime rate.

    "Prime Rate Loans" means any Revolving Loans (or any portion thereof) as to which the interest rate is the Prime Rate.

    "Redemption Agreement" means that certain Stock Purchase Agreement, dated as of the date of this Agreement, among the Borrower and certain of its stockholders.

    "Restricted Payments" means (i) any cash or property dividend, distribution, or other payment, direct or indirect, to any Person who now or in the future may hold an equity interest in the Borrower, whether evidenced by a security or not; and (ii) any payment on account of the purchase, redemption, retirement or other acquisition of any capital stock of the Borrower, or any other payment or distribution made in respect thereof, either directly or indirectly.

    "Revolving Credit Maximum Amount" means $25,000,000.

    "Revolving Credit Note" shall have the meaning set forth in Section 2.1.1.

    "Revolving Loan" shall have the meaning set forth in Section 2.1.1.

    "Revolving Loan Account" means the account on the books of the Lender in which will be recorded Revolving Loans made by the Lender to the Borrower pursuant to this Agreement, payments made on such Revolving Loans and other appropriate debits and credits as provided by this Agreement.

    "Stated Amount" means, with respect to each Letter of Credit outstanding at any given time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met).

    "Subsidiary" means any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by a Borrower or a Subsidiary of a Borrower; or any other such organization the management of which is directly or indirectly controlled by a Borrower or a Subsidiary of a Borrower through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which a Borrower has a 50% ownership interest or any other entity which would be consolidated with the Borrower in presenting its financial statements in accordance with GAAP.

    "Tangible Net Worth" means the amount which is equal to the net worth of the Borrower computed in accordance with GAAP and with inventory and cost of goods sold determined on a "first in, first out" basis, and minus (i) the book value, net of applicable reserves, of all intangible assets of the Borrower, including, without limitation, goodwill, trademarks, trade names, copyrights, patents and any similar rights and unamortized debt discount and expense, (ii) intercompany accounts with Affiliates (including receivables due from Affiliates), unless existing on the date of the Initial Financial Statement, or created thereafter in the ordinary course of business, consistent with past practices, (iii) to the extent not otherwise approved in advance by Lender, any write up in the book value of any asset of the Borrower resulting from revaluation thereof after the date of the Initial Financial Statement, (iv) the value, if any, attributable to any capital stock of the Borrower held in treasury, and (v) the value, if any, attributable to any notes or subscriptions receivable due from stockholders in respect of capital stock.

    "Taxes" means, any and all taxes (including, without limitation, income, receipts, franchise, ad valorem or excise taxes, transfer or gains taxes or fees, use taxes, withholding, payroll or minimum taxes) imposed on, or otherwise payable by, or for which responsibility for payment, withholding or collection lies with, the Borrower by any governmental authority, federal, state or otherwise, including any taxes imposed on any of the Borrower's Subsidiaries or other Affiliates for which the Borrower may be liable under applicable law or by agreement to which the Borrower is a party or by which it is bound or subject to, and including, but not limited to, any interest, penalties or additions to tax with respect thereto.

    "Total Liabilities" means, at any date as of which the amount thereof shall be determined, all obligations of the Borrower that should, as determined in accordance with GAAP, be classified as liabilities on the balance sheet of the Borrower, including, in any event, all Indebtedness of the Borrower.

    "Treasury Rate Loans" means, in relation to any Interest Period, any portion of the principal amount of any Revolving Loans on which the Borrower elects pursuant to Section 2.4 to pay interest at a rate determined by reference to the Treasury Rate.

    "Treasury Rate" means, as to any Revolving Loan (or any portion thereof), the yield per annum determined by the Bank in its good faith and judgment to be the yield in the secondary market on United States Government Treasury obligations having a maturity date which is the same as, or is the nearest date subsequent to, the Interest Period for such Revolving Loan (or portion thereof), plus the fixed rate spread set forth below which is applicable to the Borrower on the date of any Notice of Borrowing or Conversion (based upon the Borrower's ratio of Total Liabilities to Tangible Net Worth on the last day of the fiscal quarter immediately preceding such Interest Period, as evidenced by the financial statements required to be delivered by the Borrower pursuant to
Section 5.1(i), provided that the financial statements for the fiscal quarter ending March 31, 1997, on which the initial fixed rate spread is based, shall be adjusted to reflect the transactions evidenced by the Redemption Agreement on a pro forma basis):



     Total Liabilities/                  Treasury Loan
     Tangible Net Worth                Fixed Rate Spread
     ------------------                -----------------

     greater than 1.5 to 1.0                   1.25%

     greater than 1.0 to 1.0 but
     less than or equal to 1.5 to 1.0          1.00%

     greater than 0.75 to 1.0 but less
     than or equal to 1.0 to 1.0               0.75%

     less than or equal to 0.75 to 1.0         0.50%

Such determination shall be made by the Lender on the date which is 2 Business Days prior to the first day of the Interest Period applicable to such Revolving Loan.

    "Unused Commitment" for any period of time means the difference for each day during such period between the Revolving Credit Maximum Amount in effect and the sum of the principal amount of Revolving Loans actually outstanding hereunder and the Stated Amount of all outstanding Letters of Credit.


    SECTION 2.  REVOLVING LOANS.
                ---------------

    2.1  Revolving Loans.
         ---------------

         2.1.1 Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower made herein, the Lender agrees to make loans ("Revolving Loans") to the Borrower at the Borrower's request from time to time, from and after the date hereof and prior to the Maturity Date, provided that the principal amount of Revolving Loans outstanding at any time, plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit, shall not exceed the Revolving Credit Maximum Amount, and provided, further, that at the time the Borrower requests a Revolving Loan and after giving effect to the making thereof there has not occurred and is not continuing any Default or Event of Default. The Borrower agrees that it shall be an Event of Default hereunder if at any time the debit balance of the Revolving Loan Account, plus the aggregate Stated Amount of Letters of Credit outstanding at any time, plus the aggregate amount of unreimbursed draws under outstanding Letters of Credit at such time, shall exceed the Revolving Credit Maximum Amount unless the Borrower shall, upon notice of such excess from the Lender, promptly pay cash to the Lender to be credited to the Revolving Loan Account in such amount as shall be necessary to eliminate the excess. Each Revolving Loan shall be in a minimum amount of $100,000 or an integral multiple thereof. The Revolving Loans shall be evidenced by a Revolving Credit Note (the "Note") in the form of Exhibit A hereto.

         2.1.2 Subject to the provisions of Sections 2.5 and 2.6, the Borrower may prepay outstanding Revolving Loans and the Note in whole or in part at any time without premium or penalty. Amounts so paid in respect of the Revolving Loans and the Note and other amounts may be borrowed and reborrowed from time to time as provided in Section 2.1.1. On the Revolving Credit Maturity Date, the Borrower shall repay all outstanding Revolving Loans and the Note, together with all unpaid interest thereon and all fees and other amounts due hereunder.

         2.2. Letters of Credit. Upon the terms and subject to the conditions
              -----------------
of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower made herein, the Lender agrees to issue, to the extent permitted by law and the Uniform Customs Practices of the International Chamber of Commerce governing Letters of Credit (Publication No. 500 or any successor thereto), Letters of Credit upon the application of the Borrower during the period from the date hereof to the Maturity Date; provided that the aggregate Stated Amount of Letters of Credit outstanding at any time, plus the aggregate amount of all unreimbursed draws under such outstanding Letters of Credit, shall not at any time (i) exceed $2,500,000, or (ii) cause the principal amount of Revolving Loans outstanding at such time (after taking into account such Stated Amount and all such unreimbursed draws) to exceed the Revolving Credit Maximum Amount; and provided, further, that at the time the Borrower requests the issuance of a Letter of Credit and after giving effect to the issuance thereof, there has not occurred and is not continuing any Default or Event of Default. All Letters of Credit shall have a stated expiration date not to exceed one year and shall, in any event, expire not later than the date which is one (1) month prior to the Maturity Date. Amounts drawn under the Letters of Credit shall become immediately due and payable by the Borrower to the Lender. Without limiting the foregoing, if any Letter of Credit would by its terms expire after the Maturity Date, the Borrower shall, on the Maturity Date, cause another letter of credit issued by another bank to be substituted therefor or cause another bank satisfactory to the Lender to indemnify the Lender to its satisfaction against any and all liabilities and obligations in respect to such Letter of Credit and, in such event, this Agreement and the other Loan Documents shall continue in full force and effect until all of the Obligations under any such Letters of Credit have been paid in full to the Lender. In order to evidence such Letters of Credit, the Borrower shall enter into, with the Lender, such agreements and execute such instruments and documents as the Lender customarily requires in like transactions.

    2.3  Interest and Fees.
         -----------------

         2.3.1 Interest on any Revolving Loans shall be calculated and due and payable based upon the following interest rate alternatives:

        (i) In the absence of any election by the Borrower under clause (ii) or (iii) below, either initially with respect to any Revolving Loan or at the expiration of the applicable Interest Period under such clause (ii) or (iii) below, such Revolving Loans shall bear interest at a rate per annum equal to the Prime Rate in effect from time to time, with interest thereon being payable monthly in arrears on the last Business Day of each month. Any change in the Prime Rate shall result in a change on the same day in the rate of interest to accrue from and after such day on the unpaid balance of principal of the Revolving Loans bearing interest with reference to the Prime Rate.

        (ii) In the manner and subject to the provisions set forth in Sections 2.1, 2.4 and 2.5, so long as no Default or Event of Default has occurred and is then continuing, the Borrower may elect from time to time prior to the Maturity Date to have all or a portion of the unpaid principal amount of any Revolving Loan bear interest during any particular Interest Period applicable to Libor Loans at the Libor Rate and be treated as a Libor Loan, with interest, in all cases, being due and payable on the last day of the applicable Interest Period relating to such Libor Loan (but in any event, no less frequently than quarterly), provided, that any such portion of any Loan shall be in an amount not less than $100,000 or an integral multiple thereof.

        (iii) In the manner and subject to the provisions set forth in Sections 2.1, 2.4 and 2.5, so long as no Default or Event of Default has occurred and is then continuing, the Borrower may elect from time to time prior to the Maturity Date to have all or a portion of the unpaid principal amount of any Revolving Loan bear interest during any particular Interest Period applicable to Treasury Rate Loans at the Treasury Rate and be treated as a Treasury Rate Loan; with interest, in all cases, being due and payable monthly in arrears on the last Business Day of each month and last day of the applicable Interest Period relating to such Treasury Rate Loan, provided that any such portion of any Loan shall be in an amount not less than $100,000 or an integral multiple thereof.

    The rates of interest set forth above shall apply before an Event of Default. After an Event of Default pursuant to Section 6 of this Agreement, interest shall accrue on the balance hereof at a rate equal to four percent (4%) per annum above the highest rate that would otherwise apply to amounts outstanding hereunder.

              2.3.2 The Borrower shall pay to the Lender a commitment fee, payable monthly in arrears on the last Business Day of each month, equal to one-eighth of one percent (0.125%) per annum of the Unused Commitment during the preceding month.

              2.3.3 The Borrower shall pay to the Lender on the Closing Date a non-refundable closing fee in the amount of $15,000.

              2.3.4 The Borrower authorizes the Lender to charge to the Revolving Loan Account or to any deposit account which the Borrower may maintain with the Lender the principal, interest, fees, charges, taxes and expenses provided for in this Agreement or any other document executed or delivered in connection herewith.

              2.3.5 If, after the date hereof, the Lender shall have determined that the adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any of the foregoing imposes or increases a requirement by the Lender to allocate capital resources to the Lender's commitment to make Revolving Loans or issue Letters of Credit which has or would have the effect of reducing the return on the Lender's capital to a level below that which the Lender could have achieved (taking into consideration the Lender's then existing policies with respect to capital adequacy and assuming full utilization of the Lender's capital) but for such adoption, change or compliance by any amount deemed by the Lender to be material, then:
    (i) the Lender shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) to the extent that the costs of such increased capital requirements are not reflected in the Prime Rate, the Borrower and the Lender shall thereafter attempt to negotiate in good faith, within 30 days following the date the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate the Lender in light of the circumstances. If the Lender and the Borrower are unable to agree to such adjustment within 30 days following the date upon which the Borrower receives such notice, then commencing on the date of such notice (but no earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Lender's reasonable determination, provide adequate compensation. The provisions of this Section 2.3.5 shall be applied to the Borrower so as not to discriminate against the Borrower vis-a-vis other customers of the Lender.

              2.3.6  Anything hereinbefore to the contrary
    notwithstanding, if any present or future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Lender by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (i) subject the Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the maximum amount of the Revolving Loans or Letters of Credit or the payment to the Lender of any amounts due to it hereunder, or (ii) materially change the basis of taxation of payments to the Lender of the principal or the interest on or any other amounts payable to the Lender hereunder, or (iii) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of, or loans by an office of the Lender in respect of the transactions contemplated herein, or (iv) impose on the Lender any other conditions or requirements with respect to this Agreement, the Revolving Credit Maximum Amount, the Letters of Credit or any Revolving Loan, and the result of any of the foregoing is (A) to increase the cost to the Lender of making, funding or maintaining all or any part of the Revolving Loans or the Letters of Credit, or (B) to reduce the amount of principal, interest or other amount payable to the Lender hereunder, or (C) to require the Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregoing interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Lender from the Borrower hereunder, then, and in each such case not otherwise provided for hereunder, the Borrower will, upon demand made by the Lender accompanied by calculations thereof in reasonable detail, pay to the Lender such additional amounts as will be sufficient to compensate the Lender for such additional cost, reduction, payment or foregoing interest or other sum, provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregoing interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Lender.

         2.4  Loan Requests.
              -------------

              2.4.1 All requests under this Agreement for Revolving Loans or for a conversion of the interest rate applicable to any Revolving Loan (or portion thereof) under Section 2.3 above to a rate of a different type or for a continuation of a Revolving Loan (or a portion thereof) at an interest rate of the same type for an additional Interest Period, shall be made by the Borrower in writing (each such request to be irrevocable), substantially in the form attached hereto as Exhibit C (each a "Notice of Borrowing, Continuation or Conversion"), specifying (a) the amount of the requested advance or portion of outstanding principal into which the type of interest rate requested is to be converted or continued,
    (b) the requested borrowing or interest rate conversion or continuation date, (c) whether the requested advance or affected principal portion is to be treated as a Libor Loan or a Treasury Rate Loan or a combination thereof (and if a combination, the proportions of each), and (d) if the requested advance or affected principal portion is to be in whole or in part a Libor Loan or a Treasury Rate Loan, the length of the requested Interest Period for such advance or principal portion as applicable (which must be, in the case of Libor Loans, for one, two, three, six or twelve months, and in the case of Treasury Rate Loans, for two, three or four years), provided, however, that no Interest Period shall extend beyond the Maturity Date.

              2.4.2     Each Notice of Borrowing, Continuation or
    Conversion must be delivered to an officer of the Lender no later than 11:00 a.m. Boston time, (a) 2

    Business Days prior to the requested advance, continuation or conversion date, in the case of Libor Loans or Treasury Rate Loans, or (b) on the requested advance, continuation or conversion date, in the case of Prime Rate Loans. If the Borrower does not request that an existing Libor Loan or Treasury Rate Loan be maintained as a Libor Loan or Treasury Rate Loan at least 2 Business Days prior to the end of the Interest Period applicable to such Loan, in accordance with the procedure set forth herein, then the Borrower shall be deemed to have requested that such Loan be converted into a Prime Rate Loan.

         2.5  Libor Loan Provisions.
              ---------------------

              2.5.1 The Lender shall promptly notify the Borrower upon determining any Libor Rate. Each such notice shall be conclusive and binding upon the Borrower. If, with respect to any Interest Period, the Lender is unable to determine the Libor Rate relating thereto, or adverse or unusual conditions in or changes in applicable law relating to the London interbank market make it illegal or, in the reasonable judgment of the Lender, impracticable, to fund therein the amount of the requested Libor Loan or make the projected Libor Rate unreflective of the actual costs of funds therefor to the Lender, or if it shall become unlawful for the Lender to charge interest on the Loans on a Libor Rate basis, then in any of the foregoing events the Lender shall so notify the Borrower and interest will be calculated and payable in respect of such projected Interest Period (and thereafter for so long as the conditions referred to in this sentence shall continue) by reference to the Prime Rate in accordance with Section 2.3.1(i).

              2.5.2 In the event the Lender shall incur any loss, cost or expense as a result of:


              (i) any payment, prepayment of or election to change the interest rate applicable to any principal of a Libor Loan on a date other than the last day of any Interest Period applicable thereto, or

              (ii) any failure by the Borrower to borrow or convert into any Libor Loan on the date or in the amount specified in a Notice of Borrowing, Continuation or Conversion, or

              (iii) any increase in the cost to the Lender of making Libor Loans (including without limitation costs associated with increases in taxes, with reserves required by law or regulation, or with any other governmental assessments, in connection with Libor Loans), then in any such event the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate the Lender fully for such loss, cost or expense, such compensation to include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest that would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion to the last day of the Interest Period for such Revolving Loan or, in the case of a failure to borrow, for the entire Interest Period for such Revolving Loan, commencing on the date of such failure to borrow, at the applicable rate of interest for such Revolving Loan provided for herein, over (b) the amount of interest
    (as reasonably determined by the Lender) the Lender would have been offered in the London interbank market for dollar deposits of amounts comparable to such principal amount at a maturity comparable to said period.

         2.6  Prepayment of Fixed Rate Treasury Loans.  In the event the
              ---------------------------------------
    Lender shall incur any loss, cost or expense as a result of:


              (i) any payment, prepayment of or election to change the interest rate applicable to any principal of a Treasury Rate Loan on a date other than the last day of any Interest Period applicable thereto, or

              (ii) any failure by the Borrower to borrow or convert into any Treasury Rate Loan on the date or in the amount specified in a Notice of Borrowing, Continuation or Conversion, or

              (iii) any increase in the cost to the Lender of making Treasury Loans (including without limitation costs associated with increases in taxes (except for taxes on the overall net income of the Lender imposed by the United States of America or any political subdivision thereof), with reserves required by law or regulation, or with any other governmental assessments, in connection with Treasury Rate Loans), then in any such event the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate the Lender fully for such loss, cost or expense, such compensation to include, without limitation, an amount equal to the excess, if any, of (a) the monthly interest which would otherwise be payable on the principal to be prepaid from the date of the first day of the calendar month immediately following the date of prepayment (unless prepayment is tendered on the first day of any calendar month during the term of the applicable Note, in which case from the date of prepayment) to and including the applicable maturity date; over (b) the monthly interest the holder would earn if the principal to be prepaid were reinvested for the period from the first day of the calendar month immediately following the date of prepayment (unless prepayment is tendered on the first day of any calendar month during the term of the applicable Note, in which case from the date of prepayment) to and including the applicable maturity date, at the Treasury Rate, such difference to be discounted to present value at the Treasury Rate.

         SECTION 3.  REPRESENTATIONS AND WARRANTIES.
                     ------------------------------


         The Borrower represents, warrants and covenants as follows:

         3.1       Organization and Qualification.  The Borrower (i) is a
                   ------------------------------
    corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts; (ii) has all requisite corporate power and authority to own its property and conduct its business as now conducted and as presently contemplated; and (iii) is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed on Exhibit B hereto) where the nature of its properties or its business (present or proposed) requires such qualification. Since the date of the Initial Financial Statement, the Borrower has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

         3.2       Corporate Authority; Valid Obligations; Approvals.  The
                   -------------------------------------------------
    execution, delivery and performance of the Loan Documents and the transactions and other documents contemplated hereby and thereby are within the Borrower's corporate authority, have been authorized by all necessary corporate proceedings on the part of the Borrower, and do not and will not contravene any provision of law, its charter document or its by-laws, or contravene any provisions of, or constitute a Default or Event of Default hereunder or a default under any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower or any of its properties, or result in the creation, other than in favor of the Lender, of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Borrower. The Loan Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms. The execution, delivery and performance of the Loan Documents and the transactions and other documents contemplated hereby and thereby do not require any approval or consent of, or filing or registration with, any person.

         3.3       Title to Properties; Absence of Liens.  The Borrower
                   -------------------------------------
    has good and marketable title to all of its properties, assets and rights of every name and nature now purported to be owned by it, which properties, assets and rights include all those necessary to permit the Borrower to conduct its business as such business was conducted on the date of the Initial Financial Statement, free from all liens, charges and encumbrances whatsoever except for insubstantial and immaterial defects in title and liens, charges or encumbrances permitted under Section 5.6.

         3.4       Compliance.  The Borrower (i) has all necessary
                   ----------
    permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including without limitation patents, trademarks, trade names and copyrights) to allow it to own and operate its business without any violation of law or the rights of others, (ii) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (including, without limitation, laws relating to hazardous materials, hazardous waste, oil, and protection of the environment and laws relating to ERISA or to employee benefit plans generally), and (iii) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its charter or by-laws, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for any such violations or failures to comply under clauses (i) through (iii) above which, individually or in the aggregate, would not have a material adverse effect on the business, condition (financial or otherwise), results of operations or assets of the Borrower, and the Borrower has not received any notice by any governmental authority or third party with respect to the generation, storage, or disposal or release or threat of release of hazardous substances, hazardous materials, or oil, or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation.

         3.5       Financial Statements.  The Borrower has furnished to
                   --------------------
    the Lender its audited balance sheet as of March 29, 1997 and the related audited statements of income and stockholders' equity and cash flows for the year then ended, which were prepared in accordance with GAAP, certified by independent certified public accountants acceptable to the Lender and fairly present the financial position of the Borrower as at the close of business on such date and the results of its operations for the year then ended (the "Initial Financial Statement"). At the date hereof, the Borrower has no material Indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on the Initial Financial Statement or on Exhibit B hereto. Since the Initial Financial Statement there have been no material adverse changes, individually or in the aggregate, in the assets, liabilities, financial condition or business of the Borrower, except as set forth on Exhibit B hereto.

         3.6       Events of Default; Solvency.  As of the date of this
                   ---------------------------
    Agreement, no Default or Event of Default exists and the Borrower is not, and immediately after giving effect to the consummation of the Revolving Loans will not be, Insolvent.

         3.7       Taxes.  The Borrower has filed all federal, state and
                   -----
    other tax returns required to be filed for all Taxes, and has paid (or has established adequate reserves in accordance with GAAP for the payment of) all Taxes, assessments and other such governmental charges due from the Borrower have been fully paid. The Borrower has not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of any Tax.

         3.8       Labor Relations; Litigation.  The Borrower is not
                   ---------------------------
    engaged in any unfair labor practice and, except as set forth on Exhibit B attached hereto, there is no litigation, proceeding, governmental investigation (administrative or judicial) or labor dispute, pending or, to the best knowledge of the Borrower, threatened against the Borrower, which, if decided adversely to the Borrower, could have a materially adverse effect on the business, properties or condition (whether financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under this

    Agreement or any other agreement or document contemplated hereby, nor is any substantial basis for any such litigation or labor dispute known to exist.

         3.9       Restrictions on the Borrower.  The Borrower is not
                   ----------------------------
    party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or foreseeable conditions, materially and adversely affect its business, property, assets, operations or conditions, financial or otherwise.

         3.10      Contracts with Affiliates, Etc.  Except as disclosed on
                   ------------------------------
    Exhibit B attached hereto, and except for agreements or transactions (in each case) in the ordinary course of business and on an arm's-length basis, the Borrower is not a party to or otherwise bound by any agreements, instruments or contracts (whether written or oral) with any Affiliate, except for any such agreement, instrument or contract (other than an agreement, instrument or contract with respect to Indebtedness for borrowed money) as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrower.

         3.11      Disclosure.  No representations and warranties made by
                   ----------
    the Borrower in this Agreement, any other Loan Document or in any other agreement, instrument, document, certificate, statement or letter furnished to the Lender by or on behalf of the Borrower, and no other factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to the Lender, in connection with any of the transactions contemplated by any of the Loan Documents contains (as of the date given) any untrue statement of fact or omits to state a fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances in which they are made. Except as disclosed herein or in the Initial Financial Statement or in the other Loan Documents, there is no fact known to the Borrower which materially adversely affects, or which would in the future materially adversely affect, the business, condition (financial or otherwise), results of operations or assets of the Borrower.

         3.12      Subsidiaries.  As of the date hereof, the Borrower has
                   ------------
    no Subsidiaries, except as disclosed on Exhibit B attached hereto.


         SECTION 4.  CONDITIONS OF LOANS.
                     -------------------

         4.1       Conditions to Initial Revolving Loan.  The obligation of the
                   ------------------------------------
    Lender to make the initial Revolving Loan is subject to the fulfillment to the satisfaction of the Lender on the date hereof of the following conditions precedent:

              4.1.1 Receipt by the Lender of all of the agreements, documents, instruments, certificates and opinions listed or described on the Closing Checklist attached hereto as Exhibit E, in form and substance satisfactory to the Lender, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates, opinions and other documents as the Lender shall reasonably request.

              4.1.2 The representations and warranties contained herein shall be true and accurate on and as of the date hereof, the Borrower shall have performed and complied with all covenants and conditions required herein to be performed or complied with by it prior to the making of such Revolving Loan, and no Default or Event of Default shall be continuing or result from the Revolving Loans to be made on the date hereof or the transactions contemplated hereby.

         4.2  Conditions to all Loans.  The obligation of the Lender to
              -----------------------
    make any Revolving Loan is subject to the fulfillment to the satisfaction of the Lender immediately prior to or contemporaneously with each such Loan of each of the following conditions: (i) the representations and warranties contained herein or otherwise made in writing by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the time of each such Loan (except for representations and warranties limited as to time or with respect to a specific event) with and without giving effect to the Loan to be made at such time and the application of the proceeds thereof, (ii) no Default or Event of Default shall be continuing or result from such Loan, (iii) no material adverse change in the condition (financial or otherwise), business or properties of the Borrower shall have occurred since the date of the Initial Financial Statement, and (iv) no change in applicable law or regulation shall have occurred as a consequence of which it shall have become and continue to be unlawful for the Lender or the Borrower to perform any of its respective agreements or obligations under any Loan Document to which it is a party.

         SECTION 5.  COVENANTS.
                     ---------

         During the term of this Agreement and so long as any Obligation of the Borrower in respect of any Loan remains outstanding, the Borrower hereby covenants to the Lender that:

         5.1  Financial Statements and Other Reporting Requirements.  The
              -----------------------------------------------------
    Borrower shall furnish to the Lender:

              (i) as soon as available to the Borrower, but in any event within 120 days after each fiscal year-end, the balance sheet of the Borrower as at the end of, and related statements of income, retained earnings and cash flow for, such year prepared in accordance with GAAP and certified by independent certified public accountants satisfactory to the Lender that such statements present fairly the financial position of the Borrower prepared in accordance with GAAP applied in a manner consistent with the Borrower's past practices; and concurrently with such financial statements, if in the opinion of such accountants a Default or Event of Default exists, a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements, they have obtained knowledge of such Default or Event of Default, and they shall disclose in such written statement the nature and status thereof;

              (ii) as soon as available to the Borrower, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of, and related statements of income, retained earnings and cash flow for, the portion of the year then ended and for the quarter then ended, prepared in accordance with GAAP (with the exception of footnotes) applied in a manner consistent with the audited financial statements required by clause (i) above (subject to normal year-end audit adjustments, none of which shall be materially adverse) and certified pursuant to the report to be delivered to the Lender under clause (iv) of this
         Section 5.1;

              (iii) promptly as they become available, copies of all such financial statements, proxy material and reports as the Borrower shall send to or make generally available to stockholders and of all regular and periodic reports filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission, and promptly as they become available, a copy of each report (including any so-called management letters) submitted to the Borrower by independent certified public accountants in connection with each annual audit of the books of the Borrower by such accountants or in connection with any interim audit thereof pertaining to any phase of the business of the Borrower;

              (iv) concurrently with each delivery of financial statements pursuant to clause (i) and clause (ii) of this Section 5.1, a chief financial officer's report in substantially the form of Exhibit D hereto, and including, without limitation, computations in reasonable detail evidencing compliance with the covenants contained in Sections 5.16 and 5.17;

              (v) promptly after obtaining knowledge of the existence thereof, notice of (a) the occurrence of any event which constitutes a Default or Event of Default, together with the nature and duration thereof and the action proposed to be taken with respect thereto, (b) the occurrence of any condition or event with respect to the Borrower or any Affiliate which could be expected to constitute a material adverse change in or to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower, together with the nature and duration thereof and the action proposed to be taken with respect thereto, (c) any litigation or any investigative proceedings of a governmental agency or authority commenced or threatened against the Borrower, any Affiliate or any Plan which could be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower, or the issuance of any judgment, award, decree, order or other determination in or relating to any such litigation or proceedings,
         (d) the occurrence of a reportable event (as defined in ERISA) or any communications to, or receipt of communications from, the PBGC, the United States Department of Labor or the IRS by the Borrower or any Affiliate relating to any Plan, along with copies of all such communications, (e) the adoption by the Borrower of any stock option or executive compensation plan, whether or not subject to ERISA, and any Plan subject to ERISA, or the substantial modification of any such plan, along with the vesting and funding schedules and other principal provisions thereof, and (f) any communications given or received by the Borrower in any way relating to compliance with, any violation or potential violation of, or any potential liability under, any environmental law or regulation (including those relating to pollution control, hazardous materials and hazardous wastes), along with copies of all such communications; and

              (vi) from time to time, such other financial data and information about the Borrower as the Lender may reasonably request.

              5.2  Conduct of Business.  The Borrower will maintain its
                   -------------------
         corporate existence, continue to have a fiscal year ending on the last Saturday of March of each year (unless otherwise agreed to by the Lender) and remain or engage in substantially the same business as that in which it is now engaged, and will duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to it, its assets or to the conduct of its business, including laws relating to the environment, pollution control, hazardous materials and hazardous waste (except where the failure to observe and comply with such laws or requirements would not materially and adversely affect the condition (financial or otherwise), properties, business, or results of operations of the Borrower or the ability of the Borrower to perform its obligations to the Lender) and will maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

              5.3  Maintenance and Insurance.  The Borrower will maintain
                   -------------------------
         and keep its properties in good repair, working order and condition so that its business may be properly and advantageously conducted at all times, and will comply with the provisions of all material Leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder. The Borrower at all times will maintain insurance with such insurance companies, in such amounts against such hazards and liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. Upon request of the Lender from time to time, the Borrower shall furnish to the Lender certificates or other evidence satisfactory to the Lender of compliance with the foregoing insurance provisions.

              5.4  Taxes.  The Borrower will pay or cause to be paid all
                   -----
         taxes, assessments or governmental charges on or against it or its properties prior to such taxes becoming delinquent, except for any tax, assessment or charge which is being contested in good faith by proper legal proceedings and with respect to which adequate reserves have been established and are being maintained, provided that no enforcement action to enforce a lien has been commenced against the Borrower with respect to any such tax, assessment or charge which is material in amount.

              5.5  Limitation of Indebtedness.  Except with the prior
                   --------------------------
         written consent of the Lender, the Borrower will not create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except: (i) the Obligations; (ii) Indebtedness for borrowed money existing on the date of this Agreement and described on Exhibit B hereto or in the Initial Financial Statement; and
         (iii) Indebtedness on open account for the purchase price of services, materials and supplies incurred by the Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower and as to which adequate reserves required by GAAP have been established and are being maintained.

              5.6  Restrictions on Liens.  Without the Lender's prior
                   ---------------------
         written consent, the Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, ("Encumbrances") upon or with respect to any property or assets, real or personal, of the Borrower, or assign or otherwise convey any right to receive income, except:

         (i) Encumbrances existing on the date of this Agreement and set forth on Exhibit B hereto;

         (ii) Encumbrances in favor of the Lender;



         (iii) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same is not required in accordance with the provisions of Section 5.4; or

         (iv) liens incurred or deposits made in the ordinary course of the Borrower's business in connection with workers' compensation, unemployment insurance, social security and other similar laws, or liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services incurred in the ordinary course of Borrower's business, but only if the payment thereof is not at the time required and such liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto.

              5.7  Mergers, Acquisitions and Purchases and Sales
                   ---------------------------------------------
of Assets.  The Borrower will not (i) consolidate or merge with or
---------
into any other corporation or other entity, (ii) acquire the assets or stock of any entity, other than in connection with acquisitions of interests in other corporations or business entities engaged in the same business as that in which the Borrower is now engaged or in a reasonable extension or expansion thereof (either through the purchase of assets or capital stock or otherwise); provided, that
(a) the aggregate amount of all such acquisitions shall not exceed $500,000, (b) the properties and assets acquired in connection with such acquisitions shall be free from all liens, charges and encumbrances whatsoever, and (c) immediately prior to and after giving effect to such acquisition, no Default or Event of Default shall exist, or (iii) sell, lease, transfer or otherwise dispose of or discount any portion of its assets (including any note, instrument or account), other than the sale of finished goods and the disposition of scrap, waste and obsolete items in the ordinary course of business.

              5.8  Investments and Loans.  The Borrower will not
                   ---------------------
make or have outstanding at any time any investments in or loans to any other person, whether by way of advance, guaranty, extension of credit, capital contribution, purchase of stocks, notes, bonds or other securities or evidences of Indebtedness, or acquisition of limited or general partnership interests or interests in any limited liability company, other than: (i) in direct obligations of the United States of America, maturing within one year of their issuance; (ii) in time certificates of deposit or repurchase agreements, maturing within one year of their issuance, from banks or other financial institutions in the United States having capital, surplus and undivided profits in excess of $200,000,000;
(iii) in short-term commercial paper carrying the highest rating by Moody's or Standard and Poor's rating services and issued by corporations headquartered in the United States, in currency of the United States; (iv) in shares of money-market mutual funds having assets in excess of $100,000,000 and substantially all of the assets of which consist of investments referred to in clauses (i) through (iii), inclusive, above; (v) advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $150,000 in the aggregate outstanding at any one time, provided that no such advances to any single employee shall exceed $100,000 in the aggregate; and (vi) investments in addition to those permitted by this Section 5.8 and disclosed on Exhibit B attached hereto.

              5.9  Restricted Payments  The Borrower shall not,
                   -------------------
directly or indirectly (through any Affiliate or otherwise), declare, pay or make any Restricted Payment other than (i) regular compensation and bonuses paid to employees of the Borrower in the ordinary course of business and consistent with past practices, and
(ii) dividends in respect of, or repurchases of, the Borrower's common stock (including the repurchase contemplated by the Redemption Agreement), so long as no Default or Event of Default exists or would occur by reason of the taking of such action.

    5.10  ERISA Compliance.
          ----------------

    None of the Borrower, any Plan and any fiduciary thereof shall
(i) engage in any "prohibited transaction" or incur, whether or not waived, any "accumulated funding deficiency" (both as defined in ERISA and the Code), (ii) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or (iii) terminate or withdraw from participation in any Plan in a manner which could result in the imposition of a lien on any property of, or impose a substantial withdrawal liability on, the Borrower. The Borrower and each Plan shall comply in all material respects with ERISA.

    5.11  Inspection by the Lender; Books and Records.  The
          -------------------------------------------
Borrower will permit the Lender or its designees, at any reasonable time and from time to time, to visit and inspect the properties of the Borrower, to examine and make copies of the books and records of the Borrower and to discuss the affairs, finances and accounts of the Borrower with appropriate officers. The Borrower will keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law.

    5.12  Use of Proceeds.  The Borrower will use the proceeds of
          ---------------
the Loans solely for (i) the consummation of the redemption transactions contemplated by the Redemption Agreement, and (ii) its working capital needs. No portion of any Loans shall be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations G, U or X of the Board of Governors of the Federal Reserve System.

    5.13  Transactions with Affiliates.  The Borrower will not,
          ----------------------------
directly or indirectly, enter into any transaction with any Affiliate except in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm's-length transaction with any person who is not an Affiliate.

    5.14  No Amendments to Certain Documents.  The Borrower will
          ----------------------------------
not at any time cause or permit any of the Redemption Agreement, the charter or other incorporation documents or by-laws of the Borrower to be modified, amended or supplemented in any respect whatever, without the express prior written agreement, consent or approval of the Lender, except for immaterial changes which could not adversely affect the Lender or its rights hereunder.

    5.15  Subsidiaries.  The Borrower shall give the Lender
          ------------
written notice of the formation after the date hereof of any Subsidiary, and agrees that it shall cause any such Subsidiary to engage in the business of conducting branches or divisions of the business now conducted by the Borrower or holding any of the property of the Borrower. The Borrower will, at the direction of the Lender, cause such Subsidiary to become a party to this Agreement and to such of the other Loan Documents as the Lender shall require.

    5.16  Leverage.  The Borrower will not permit the ratio of
          --------
(i) Total Liabilities to (ii) Tangible Net Worth as at any fiscal quarter-end during any period specified below to be more than the ratio identified below as applicable to such period:


                                       Maximum
             Period                     Ratio
             ------                     -----

 Date hereof to March 31, 1998       2.25 to 1.0

 April 1, 1998 to
 March 31, 1999                      1.75 to 1.0

 April 1, 1999 to
 March 31, 2000                       1.25 to 1.0

 April 1, 2000 and
 thereafter                           1.0 to 1.0


    5.17  Profitability.  The Borrower will not permit its Net
          -------------
Income during any four consecutive fiscal quarters (as determined at the end of each fiscal quarter for the four quarters then ending) to be less than $3,000,000.


    SECTION 6.  EVENTS OF DEFAULT; ACCELERATION.
                -------------------------------

    6.1  The following shall constitute events of default
(individually, an "Event of Default"):

    (i) default in the payment, when due or payable, of any Obligation for the payment of money; or

    (ii) default in the performance or observance of or compliance with (i) any of the provisions of Sections 2 (other than the payment of principal and interest), 5.1, 5.5 through 5.9, inclusive, 5.11 through 5.17, inclusive, of this Agreement, or (ii) any term or condition of the Note (other than the payment of principal and interest on the Note), or (iii) any other covenant or condition of this Agreement, any other Loan Document or any other Obligation not listed previously in this Section, and such default continues for more than 15 days; or

    (iii) any representation or warranty at any time made by or on behalf of the Borrower in any Loan Document or otherwise shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

    (iv) the occurrence of any default under any agreement, note or other instrument evidencing or relating to any obligation of the Borrower to any other person or entity for the payment of $100,000 or more; or

    (v) issuance of an injunction which might have a material adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower, or attachment which in the aggregate exceeds $100,000 in value, against the Borrower, any property of the Borrower or any endorser, guarantor or surety for any Obligation which is not dismissed or bonded, to the satisfaction of the Lender, within 30 days after its issuance;

    (vi) calling of a meeting of creditors, formation or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for or with the consent or acquiescence of any of the Borrower or any endorser, guarantor or surety for any Obligation;

    (vii) Insolvency of the Borrower or any endorser, guarantor or surety for any Obligation;

    (viii) any money judgment or judgments aggregating in excess of $100,000 are entered against the Borrower or any endorser, guarantor or surety for any Obligation (except to the extent fully covered by insurance and the insurance carrier has not reserved the right to disallow such claim), and shall continue unsatisfied and in effect for a period of 30 days, provided that the total cost of any bond applied in order to procure a stay of execution in any such litigation shall not exceed $10,000; or

    (ix) any Loan Document, or any covenant, agreement or obligation contained therein or evidenced thereby, shall cease in any material respect to be legal, valid, binding or enforceable in accordance with its terms, or shall be cancelled, terminated, revoked or rescinded; or

    (x) any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrower or any other person bound thereby, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents, or any one or more of the obligations of the Borrower or any other person under any one or more of the Loan Documents, are illegal, invalid or unenforceable in any material respect in accordance with the terms thereof; or

    (xi) any default or event of default shall occur and be continuing under the Redemption Agreement.

    6.2 If an Event of Default shall occur and be continuing, the Lender may, at its option, (i) declare any or all of the Obligations of the Borrower to the Lender to be immediately due and payable without further notice or demand, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) limit, suspend or terminate the Borrower's right to borrow hereunder, and (iii) exercise any rights and remedies under this Agreement and law; provided that in the event of any Event of Default specified in Sections 6.1(vi) or 6.1(vii), all Obligations shall become immediately due and payable automatically and without any requirement of notice from the Lender or action by the Lender.


    SECTION 7.  SET OFF; PARTICIPATIONS.
                -----------------------

    Any deposits or other sums at any time credited by or due from the Lender to the Borrower may, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any source of payment whatsoever, at any time during the continuance of an Event of Default, be applied to or set off against Obligations on which the Borrower is primarily liable and may at or after the maturity thereof be applied to or set off against Obligations on which the Borrower is secondarily liable.

    The Borrower invites any financing institution which may consider investing or participating in the Loans (each such financing institution being referred to in this Section as a "Participant") to rely upon all of the representations, warranties, covenants and other provisions of this Agreement, the Note and the other agreements, instruments and documents referred to herein or contemplated hereby in making such investment or participation and agrees that its becoming a Participant in the Loans shall constitute an acceptance of such offer and shall make the Participant a creditor of the Borrower. Any Participant may exercise the rights of set-off given to the Lender in this Section 7 with respect to any outstanding indebtedness of the Borrower to such Participant hereunder.


    SECTION 8.  GENERAL.
                -------

    8.1  Written Notices.  Any notices, expressly required by this
         ---------------
Agreement to be in writing, to any party hereto shall be deemed to have been given when delivered by hand, when sent by telecopier, when delivered to any overnight delivery service freight pre-paid or 3 days after deposit in the mails, postage prepaid, and addressed to such party at its address given at the beginning of this Agreement or at any other address specified in writing. Written notices to the Borrower shall be sent to the attention of Fred E. Faulkner, Jr., President, with a copy to Joseph D. S. Hinkley, Esq., Peabody & Arnold, 50 Rowes Wharf, Boston, Massachusetts 02110, and written notices to the Lender shall be sent to the attention of Bruce S. Daniels, Vice President, with a copy to Philip A. Herman, Esq., Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston,

Massachusetts 02110-3333. Any notice, unless otherwise specified, may be given orally or in writing.

    8.2  No Waivers.  No failure or delay by the Lender in
         ----------
exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

    8.3  Further Assurances.  The Borrower shall do, make, execute
         ------------------
and deliver all such additional and further acts, things, assurances, and instruments as the Lender may reasonably require more completely to vest in and assure to the Lender its rights hereunder and under the other Loan Documents and to carry into effect the provisions and intent of this Agreement and the other Loan Documents.

    8.4  Governing Law.  This Agreement and the other Loan
         -------------
Documents shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (without regard to conflicts of laws rules). Any legal action or proceeding arising out of or relating to this Agreement or any Obligation may be instituted in the courts of The Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and the Borrower hereby irrevocably submits to the jurisdiction of each such court in any such action or proceeding; provided, however, that the foregoing shall not limit the Lender's rights to bring any legal action or proceeding in any other appropriate jurisdiction.

    8.5  Expenses, Taxes and Indemnification.
         -----------------------------------

    (a) The Borrower will pay and indemnify and hold the Lender harmless against all taxes (other than taxes on the income of the Lender), charges and expenses of every kind or description, including without limitation attorneys' fees and expenses and the costs and expenses of field audits and commercial finance exams, reasonably incurred or expended by the Lender in connection with or in any way related to the Lender's relationship with the Borrower, whether hereunder or otherwise, except that the Lender shall be responsible for its attorneys' fees incurred or expended in connection with the preparation, execution and delivery of this Agreement.

    (b) The Borrower shall absolutely and unconditionally indemnify and hold the Lender harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Lender or by any of its shareholders, directors, officers, employees, subsidiaries, affiliates or agents
(except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of the Lender) on account of, or in relation to, or in any way in connection with, associated with or ancillary to this Agreement, the other Loan
Documents and the other documents executed or delivered in connection herewith, and the arrangements or transactions contemplated therein, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such documents are ultimately consummated.

    8.6  Amendments, Waivers, Etc.  This Agreement, the Note and
         ------------------------
the other Loan Documents and any provision hereof or thereof may be waived, discharged or terminated only by an instrument in writing signed by the Lender and may be amended only by an instrument in writing signed by the Borrower and the Lender.

    8.7  Binding Effect of Agreement.  This Agreement shall be
         ---------------------------
binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns. The Lender may sell, assign or otherwise transfer all or any portion of its right, title and interest in, and its obligations under, this Agreement, the Loans made and to be made hereunder, or grant participations in its right, title and interest herein and therein. The Borrower may not assign or transfer its rights or obligations hereunder.

    8.8  Computation of Interest and Fees, Etc.  Interest, fees
         -------------------------------------
and charges shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day on which banks in Boston, Massachusetts are required or permitted by law or an appropriate authority to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extension shall be included in computing interest in connection with such payment. All payments required of the Borrower hereunder or under the Note shall be made in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment.

    8.9  Entire Agreement; Miscellaneous.  This Agreement,
         -------------------------------
including the exhibits hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto. The captions for the sections of this Agreement are for ease of reference only and are not an integral part of this Agreement. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. The provisions of this Agreement are severable, and if any of these provisions shall be held by any court of competent jurisdiction to be unenforceable, such holdings shall not affect or impair any other provision hereof.

    8.10  WAIVER OF JURY TRIAL.  THE BORROWER HEREBY IRREVOCABLY
          --------------------
WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH
RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT,
THE OBLIGATIONS, OR ANY INSTRUMENT

OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE BORROWER AND THE LENDER. THIS WAIVER SHALL BE EFFECTIVE FOR EACH DOCUMENT EXECUTED BY THE BORROWER OR THE LENDER AND DELIVERED TO THE LENDER OR THE BORROWER, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN A WAIVER OF JURY TRIAL. THE BORROWER FURTHER ACKNOWLEDGES THAT ALL DOCUMENTS DELIVERED BY THE LENDER OR THE BORROWER ARE SUBJECT TO THIS WAIVER OF JURY TRIAL AS TO ANY ACTION THAT MAY BE BROUGHT AS TO ANY OF SUCH DOCUMENTS, AND CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

    WITNESS the execution hereof under seal on the day and year first above written.

                                  BOSTON ACOUSTICS, INC.



                                  By:  /s/Fred E. Faulkner, Jr.
                                       ------------------------
                                       Name:
                                       Title:


                                  STATE STREET BANK AND TRUST
                                  COMPANY



                                  By:  /s/Bruce S. Daniels
                                       -------------------------
                                       Name:
                                       Title:

                                                                      EXHIBIT A
                                                                      ---------


                              REVOLVING CREDIT NOTE
                              ---------------------


$25,000,000.00                                              Date: June 13, 1997


    FOR VALUE RECEIVED, the undersigned (hereinafter, together with its successors in title and assigns, called the "Borrower"), by this promissory note (hereinafter, together with the Schedule annexed hereto, called "this Note"), absolutely and unconditionally promises to pay to the order of State Street Bank and Trust Company (hereinafter, together with its successors in title and assigns, called the "Bank"), the principal sum of Twenty-Five Million and 00/100 Dollars ($25,000,000.00), or so much thereof as shall have been advanced by the Bank to the Borrower by way of Revolving Loans under the Loan Agreement (as hereinafter defined) and shall remain outstanding, such payment to be made as hereinafter provided, and to pay interest on the principal sum outstanding hereunder from time to time from the date hereof until the said principal sum or the unpaid portion thereof shall have become due and payable as hereinafter provided.

    Capitalized terms used herein without definition shall have the meaning set forth in the Loan Agreement.

    The unpaid principal (not at the time overdue) under this Note shall bear interest at the rate or rates from time to time in effect under the Loan Agreement. Accrued interest on the unpaid principal under this Note shall be payable on the dates specified in the Loan Agreement.

    On July 1, 2002, the date of the final maturity of this Note, there shall become absolutely due and payable by the Borrower hereunder, and the Borrower hereby promises to pay to the Bank, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby.

    Each overdue amount (whether of principal, interest or otherwise) payable on or in respect of this Note or the indebtedness evidenced hereby shall (to the extent permitted by applicable law) bear interest at the rates and on the terms provided by the Loan Agreement. The unpaid interest accrued on each overdue amount in accordance with the foregoing terms of this paragraph shall become and be absolutely due and payable by the Borrower to the Bank on demand by the Bank. Interest on each overdue amount will continue to accrue as provided by the foregoing terms of this paragraph, and will (to the extent permitted by applicable law) be compounded daily until the obligations of the Borrower in respect of the payment of such overdue amount shall be discharged (whether before or after judgment).

    Each payment of principal, interest or other sum payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrower directly to the Bank in dollars, at the address of the Bank set forth in the Loan Agreement, on the due date of such payment, and in immediately available and freely transferable funds. All payments on or in respect of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deductions, withholdings, restrictions or conditions of any nature.

    This Note is made and delivered by the Borrower to the Bank pursuant to the Loan Agreement, dated as of June 13, 1997, by and between the Borrower and the Bank (hereinafter, as originally executed, and as now or hereafter varied or supplemented or amended and restated, called the "Loan Agreement"). This Note evidences the obligation of the Borrower (a) to repay the principal amount of the Revolving Loans made by the Bank to the Borrower pursuant to the Loan Agreement; (b) to pay interest, as herein and therein provided, on the principal amount hereof remaining unpaid from time to time; and (c) to pay other amounts which may become due and payable hereunder or thereunder as herein and therein provided.

    The Borrower will have the right to prepay the unpaid principal of this Note in full or in part upon the terms contained in the Loan Agreement. The Borrower will have an obligation to prepay principal of this Note from time to time if and to the extent required under, and upon the terms contained in, the Loan Agreement. Any partial payment of the indebtedness evidenced by this Note shall be applied in accordance with the terms of the Loan Agreement.

    Pursuant to and upon the terms contained in Section 6 of the Loan Agreement, the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby may be declared to be immediately due and payable, whereupon the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall (if not already due and payable) forthwith become and be due and payable to the Bank without presentment, demand, protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Borrower, excepting only for notice expressly provided for in the Loan Agreement.

    All computations of interest payable as provided in this Note shall be computed by the Bank daily on the basis of a 360 day year and paid for the actual number of days for which due. The interest rate in effect from time to time shall be determined in accordance with the terms of the Loan Agreement.

    Should all or any part of the indebtedness represented by this Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, the Borrower hereby promises to pay to the holder of this Note, upon demand by the holder hereof at any time, in addition to principal, interest and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby, all court costs and attorneys' fees and all other collection charges and expenses reasonably incurred or sustained by the holder of this Note.

    The Borrower hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note or any collateral or security therefor, except for notices expressly provided for in the Loan Agreement. The Borrower hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any federal court located in Suffolk County in the said Commonwealth in connection with any actions or proceedings brought against the Borrower by the holder hereof arising out of or relating to this Note.

    This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts without regard to its law relating to choice of law.

    IN WITNESS WHEREOF, this REVOLVING CREDIT NOTE has been duly executed by the undersigned on the day and in the year first above written in Boston, Massachusetts.

WITNESS:                     BOSTON ACOUSTICS, INC.


___________________________  By:__________________________________
                                Name:
                                Title:

           SCHEDULE TO REVOLVING CREDIT NOTE



            AMOUNT    INTEREST   AMOUNT     NOTATION
    DATE   OF LOAN      RATE      PAID      MADE BY
    ----   -------    --------   ------     --------

                                Exhibit B
                                ---------


                              LOAN AGREEMENT

                        dated as of June 13, 1997

                                 between

                          BOSTON ACOUSTICS, INC.
                                   and
                   STATE STREET BANK AND TRUST COMPANY

Using the paragraph numbers of the above Loan Agreement, and the definitions of terms provided therein, the Borrower provides the following information:

3.1 [jurisdictions where the nature of Borrower's properties or its business (present or proposed) requires qualification] - None

3.5 [material Indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on the Initial Financial Statement] - None

3.5 [material adverse changes, individually or in the aggregate, in the assets, liabilities, financial condition or business of the Borrower] - None

3.8 [litigation, proceeding, governmental investigation (administrative or judicial) or labor dispute, pending or, to the best knowledge of the Borrower, threatened against the Borrower, which, if decided adversely to the Borrower, could have a materially adverse effect on the business, properties or condition (whether financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement or any other agreement or document contemplated hereby] - None

3.10 [agreements, instruments or contracts (whether written or oral) with any Affiliate with respect to Indebtedness for borrowed money or as would materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrower] - None

3.12     [Subsidiaries]



                                         Jurisdiction of
Name of Subsidiary                        Incorporation                    Ownership
------------------                       ---------------         ------------------------------


BA Acquisition Corp.                     Mass.                   100% by Boston Acoustics, Inc.

Boston Acoustics Securities Corp.        Mass.                   100% by Boston Acoustics, Inc.

Boston Acoustics Foreign Sales Corp.     St. Thomas              100% by Boston Acoustics, Inc.

Boston Acoustics Italia, SRL             Italian                 98% by Boston Acoustics, Inc.
                                                                 2% by BA Acquisition Corp.



5.5 [Indebtedness for borrowed money existing on the date of this Agreement] - None

5.6 [Encumbrances existing on the date of this Agreement] - None

5.8 [Investments] - See attached Exhibit B-1